-

Daktronics, Inc. Announces Third Quarter Fiscal 2021 Results

Brookings, S.D., March 3, 2021 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2021 third quarter results. Daktronics reported fiscal 2021 third quarter net sales of $94.1 million, operating loss of $0.2 million, net loss of $0.2 million, and earnings per diluted share of $0.00. This compares to net sales of $127.7 million, operating loss of $9.2 million, net loss of $12.7 million, and $0.28 per diluted share, for the third quarter of fiscal 2020. Fiscal 2021 third quarter orders were $86.9 million, compared to $135.0 million for the third quarter of fiscal 2020. Product order backlog at the end of the fiscal 2021 third quarter was $195 million, compared to $187 million a year earlier and $201 million at the end of the second quarter of fiscal 2021.(1)

For the nine months ended January 30, 2021, net sales were $365.2 million, operating income was $16.0 million, net income was $10.7 million, and earnings per diluted share was $0.24 per diluted share. This compares to net sales of $482.8 million, operating income of $3.3 million, net income of $1.6 million, and $0.03 per diluted share for the same period in fiscal 2020.

Fiscal 2021 is a 52-week year and fiscal 2020 was a 53-week year; therefore, the nine months ended January 30, 2021 contains operating results for 39 weeks while the nine months ended February 1, 2020 contained operating results for 40 weeks. Sales, orders, and other results of operations were impacted due to the additional week of operations.

Cash generated by operating activities in the first nine months of fiscal 2021 was $48.2 million, compared to cash generated of $6.2 million in the first nine months of fiscal 2020. Cash generated by operating activities is primarily derived from cash received from customers, offset by cash payments for inventories, subcontractors, employee related costs, and operating expense outflows. Year-to-date cash provided from operations differed as compared to last year primarily due to a focus on customer collections, decreasing inventory levels, lowering personnel and operating expense outflows as we manage operations through the uncertain COVID times. Cash generation and use can vary based on order timing and levels, varying contractual payment terms from customers, and payments for inventory to meet delivery and installation schedules. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a positive $41.8 million for the first nine months of fiscal 2021, as compared to a negative $7.2 million for the same period of fiscal 2020. Net investment in property and equipment was $6.5 million for the first nine months of fiscal 2021, as compared to $13.4 million for the first nine months of fiscal 2020. Cash, restricted cash, and marketable securities at the end of the third quarter of fiscal 2021 were $81.0 million, which compares to $42.1 million at the end of the third quarter of fiscal 2020 and $41.6 million at the end of fiscal 2020. Borrowings on the line of credit were $15.0 million at the end of the third quarter of fiscal 2021 up from $0 at the end of the third quarter of fiscal 2020 and consistent with the $15.0 million at the end of fiscal 2020.

Orders for the third quarter of fiscal 2021 decreased 35.6 percent as compared to the third quarter of fiscal 2020. Orders for the nine months ended January 30, 2021 decreased 27.2 percent as compared to the same period one year ago. Each business unit's order volume was lower in fiscal 2021 due to lower market activity from the resulting economic and business impacts of the COVID-19 pandemic and related timing of large contract orders.

Net sales decreased by 26.3 percent in the third quarter of fiscal 2021 as compared to the third quarter of fiscal 2020. Net sales for the nine months ended January 30, 2021 decreased 24.4 percent as compared to the same period one year ago. Net sales decreased in all business units for the same reasons causing order booking declines and due to varied timing in the related conversion to sales based on customer project schedules.

Gross profit as a percentage of net sales was 25.4 percent for the third quarter of fiscal 2021 as compared to 19.2 percent a year earlier. The improved gross profit rate in the third quarter of fiscal 2021 is a result of the mix of service agreement and product sales and a $2.1 million litigation claim reversal. In comparison, during the third quarter of fiscal 2020, we experienced adverse impacts of a project with cost overruns and tariff related expenses.

Operating expenses for the third quarter of fiscal 2021 were $24.2 million, compared to $33.6 million for the third quarter of fiscal 2020, or a decrease of 28.0 percent. This decline is attributed to our focus on managing our expenses to expected order volumes. Declines in overall operating expenses were attributed to lower personnel related costs, reduced third-party contractor use, lower travel and entertainment activities, and lowered marketing and convention events offset by an increase in bad debt expense. Operating loss as a percent of sales for the quarter was 0.3 percent as compared to an operating loss as a percent of sales of 7.2 percent during the third quarter of fiscal 2020.

The effective tax rate expense for the third quarter of fiscal 2021 was 82.0 percent compared to an effective tax rate benefit of 37.9 percent for the third quarter of fiscal 2020. Our fiscal 2021 year-to-date effective rate expense was 21.3 percent compared to fiscal 2020 year-to-date effective rate expense of 51.6 percent. The change in the effective tax rate year-over-year was driven primarily by a decrease in tax credits and other permanent differences as a percentage of estimated current fiscal year pre-tax income.

Reece Kurtenbach, chairman, president and chief executive officer stated, "Our third quarter orders, sales and profit levels are traditionally lighter than other quarters due to the seasonality of our sports business, construction cycles, and the reduced number of production dates due to holidays during the quarter. This year, our results have also been impacted by the pandemic. We continue to monitor the pandemic's impact on the markets we serve. Areas of our business that were impacted the most are those that serve customers in large gathering spaces which includes our sports and entertainment, mass transit, and airport markets. Our Out-of-Home advertising customers were impacted due to a reduction in national advertising spend and have chosen to delay orders. Customers using on-premise applications are less impacted and are continuing to utilize audio visual systems to inform and persuade their audiences during this time. We continue to strategically make choices on levels of capacity and investments in capital assets and development initiatives. We also continued the suspension of dividend and share repurchases to help us maintain stability in liquidity and our cash position."

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 2, 2020.

Outlook

Kurtenbach added, "Our backlog going into the fourth quarter is strong and we believe the audiovisual industry fundamentals will drive long-term growth for our business. However, the near-term outlook shows areas of contraction and greater volatility. We are focused on promoting our value to new and core markets, while managing our cost structure to meet the uncertain demand. With the COVID-19 vaccine distribution underway, we remain focused on emerging as a stronger organization and to be positioned to capitalize on the recovery from this pandemic."

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2020 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net sales	$94,139	$127,657	$365,150	$482,824
Cost of sales	70,198	103,175	272,134	372,750
Gross profit	23,941	24,482	93,016	110,074

Operating expenses:
Selling	12,004	16,552	36,214	51,026
General and administrative	6,389	8,640	20,777	26,698
Product design and development	5,784	8,442	20,053	29,063
	24,177	33,634	77,044	106,787
Operating (loss) income	(236)	(9,152)	15,972	3,287

Nonoperating (expense) income:
Interest income	52	233	203	664
Interest expense	(92)	13	(249)	(53)
Other (expense) income, net	(913)	(331)	(2,377)	(652)

(Loss) income before income taxes	(1,189)	(9,237)	13,549	3,246
Income tax expense (benefit)	(975)	3,497	2,880	1,676
Net (loss) income	$(214)	$(12,734)	$10,669	$1,570

Weighted average shares outstanding:
Basic	45,064	45,189	44,908	45,139
Diluted	45,064	45,189	45,061	45,412

(Loss) earnings per share:
Basic	$0.00	$(0.28)	$0.24	$0.03
Diluted	$0.00	$(0.28)	$0.24	$0.03

Cash dividends declared per share	$—	$0.05	$—	$0.15

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 30,	May 2,
	2021	2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,877	$40,398
Restricted cash	3,884	14
Marketable securities	248	1,230
Accounts receivable, net	63,212	72,577
Inventories	72,312	86,803
Contract assets	30,310	35,467
Current maturities of long-term receivables	1,736	3,519
Prepaid expenses and other current assets	7,554	9,629
Income tax receivables	87	548
Property and equipment and other assets available for sale	2,020	1,817
Total current assets	258,240	252,002

Property and equipment, net	61,805	67,484
Long-term receivables, less current maturities	754	1,114
Goodwill	8,262	7,743
Intangibles, net	2,396	3,354
Investment in affiliates and other assets	23,608	27,683
Deferred income taxes	13,382	13,271
Total non-current assets	110,207	120,649
TOTAL ASSETS	$368,447	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 30,	May 2,
	2021	2020
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$32,692	$47,834
Contract liabilities	53,292	50,897
Accrued expenses	26,664	36,626
Warranty obligations	10,766	9,764
Income taxes payable	2,079	844
Total current liabilities	125,493	145,965

Long-term warranty obligations	15,696	15,860
Long-term contract liabilities	10,587	10,707
Other long-term obligations	23,059	22,105
Long-term income taxes payable	554	582
Deferred income taxes	490	452
Total long-term liabilities	50,386	49,706
TOTAL LIABILITIES	175,879	195,671

SHAREHOLDERS' EQUITY:
Common stock	60,575	60,010
Additional paid-in capital	46,091	44,627
Retained earnings	95,759	85,090
Treasury stock, at cost	(7,297)	(7,470)
Accumulated other comprehensive loss	(2,560)	(5,277)
TOTAL SHAREHOLDERS' EQUITY	192,568	176,980
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$368,447	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 30,	February 1,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,669	$1,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,848	13,197
Gain on sale of property, equipment and other assets	(244)	(6)
Share-based compensation	1,563	1,734
Equity in loss of affiliates	1,740	430
Provision for doubtful accounts	1,551	(477)
Deferred income taxes, net	(21)	(223)
Change in operating assets and liabilities	20,115	(10,035)
Net cash provided by operating activities	48,221	6,190

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,935)	(13,646)
Proceeds from sales of property, equipment and other assets	470	244
Proceeds from sales or maturities of marketable securities	982	24,665
Purchases of and loans to equity investment	(1,328)	(1,229)
Net cash (used in) provided by investing activities	(6,811)	10,034

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term obligations	(431)	(2,140)
Dividends paid	—	(6,756)
Payments for common shares repurchased	—	(2,329)
Tax payments related to RSU issuances	(125)	(199)
Net cash used in financing activities	(556)	(11,424)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(505)	(166)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	40,349	4,634

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	40,412	35,742
End of period	$80,761	$40,376

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 30,	February 1,	Dollar	Percent	January 30,	February 1,	Dollar	Percent
	2021	2020	Change	Change	2021	2020	Change	Change
Net Sales:
Commercial	$30,085	$36,880	$(6,795)	(18.4)%	$94,947	$120,566	$(25,619)	(21.2)%
Live Events	23,330	40,571	(17,241)	(42.5)	112,626	159,196	(46,570)	(29.3)
High School Park and Recreation	14,644	14,775	(131)	(0.9)	71,165	75,433	(4,268)	(5.7)
Transportation	11,769	13,916	(2,147)	(15.4)	41,590	53,264	(11,674)	(21.9)
International	14,311	21,515	(7,204)	(33.5)	44,822	74,365	(29,543)	(39.7)
	$94,139	$127,657	$(33,518)	(26.3)%	$365,150	$482,824	$(117,674)	(24.4)%
Orders:
Commercial	$34,806	$36,898	$(2,092)	(5.7)%	$92,929	$119,059	$(26,130)	(21.9)%
Live Events	11,075	41,484	(30,409)	(73.3)	93,619	149,461	(55,842)	(37.4)
High School Park and Recreation	16,366	20,447	(4,081)	(20.0)	64,582	73,852	(9,270)	(12.6)
Transportation	12,991	16,203	(3,212)	(19.8)	37,713	55,410	(17,697)	(31.9)
International	11,650	19,992	(8,342)	(41.7)	55,864	75,827	(19,963)	(26.3)
	$86,888	$135,024	$(48,136)	(35.6)%	$344,707	$473,609	$(128,902)	(27.2)%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Nine Months Ended
	January 30,	February 1,
	2021	2020
Net cash provided by operating activities	$48,221	$6,190
Purchases of property and equipment	(6,935)	(13,646)
Proceeds from sales of property and equipment	470	244
Free cash flow	$41,756	$(7,212)

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.